EXHIBIT 12

STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS (UNAUDITED)

	Year Ended December 31,					Six Months Ended June 30,
(dollars in thousands)	2010	2011	2012	2013	2014	2014	2015
Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees(1)	$32,976	$112,203	$185,912	$102,245	$384,213	$160,154	$315,637
Fixed charges	134,905	290,240	359,947	460,918	485,762	243,223	248,470
Capitalized interest	(20,792)	(13,164)	(9,777)	(6,700)	(7,150)	(3,305)	(4,446)
Amortized premiums, discounts and capitalized expenses related to indebtedness	13,945	13,905	11,395	4,142	2,427	1,980	(4,082)
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	(357)	4,894	2,415	6,770	(147)	1,502	(3,804)
Earnings	$160,677	$408,078	$549,892	$567,375	$865,105	$403,554	$551,775

Fixed charges:
Interest expense(1)	$128,058	$290,981	$361,565	$458,360	$481,039	$241,898	$239,942
Capitalized interest	20,792	13,164	9,777	6,700	7,150	3,305	4,446
Amortized premiums, discounts and capitalized expenses related to indebtedness	(13,945)	(13,905)	(11,395)	(4,142)	(2,427)	(1,980)	4,082
Fixed charges	$134,905	$290,240	$359,947	$460,918	$485,762	$243,223	$248,470

Consolidated ratio of earnings to fixed charges	1.19	1.41	1.53	1.23	1.78	1.66	2.22

Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees(1)	$32,976	$112,203	$185,912	$102,245	$384,213	$160,154	$315,637
Fixed charges	134,905	290,240	359,947	460,918	485,762	243,223	248,470
Capitalized interest	(20,792)	(13,164)	(9,777)	(6,700)	(7,150)	(3,305)	(4,446)
Amortized premiums, discounts and capitalized expenses related to indebtedness	13,945	13,905	11,395	4,142	2,427	1,980	(4,082)
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	(357)	4,894	2,415	6,770	(147)	1,502	(3,804)
Earnings	$160,677	$408,078	$549,892	$567,375	$865,105	$403,554	$551,775

Fixed charges:
Interest expense(1)	$128,058	$290,981	$361,565	$458,360	$481,039	$241,898	$239,942
Capitalized interest	20,792	13,164	9,777	6,700	7,150	3,305	4,446
Amortized premiums, discounts and capitalized expenses related to indebtedness	(13,945)	(13,905)	(11,395)	(4,142)	(2,427)	(1,980)	4,082
Fixed charges	134,905	290,240	359,947	460,918	485,762	243,223	248,470
Preferred stock dividends	21,645	60,502	69,129	66,336	65,408	32,705	32,703
Combined fixed charges and preferred stock dividends	$156,550	$350,742	$429,076	$527,254	$551,170	$275,928	$281,173

Consolidated ratio of earnings to combined fixed charges and preferred stock dividends	1.03	1.16	1.28	1.08	1.57	1.46	1.96

(1) We have reclassified the income and expenses attributable to the properties sold prior to or held for sale at January 1, 2014 to discontinued operations.